Exhibit 99.1

Company Contact:           Media Contact:                 Broker Contact:
Hometown Auto Retailers    Kevin Wilson                   David Politis
Corey Shaker               Politis Communications         Politis Communications
860-945-6900               801-523-3730                   801-523-3730
cshaker@htauto.com         801-898-5520 (mobile)          801-556-8184 (mobile)
                           kwilson@politis.com            dpolitis@politis.com

    Hometown Auto Retailers Removes Chairman and a Vice President; Litigation
                                   Commenced

Watertown, Conn. - February 9, 2001- Hometown Auto Retailers (Nasdaq NM: HCAR) today announced that it has dismissed Salvatore Vergopia as chairman and Edward Vergopia as vice-president - fleet operations. Hometown has terminated their employment contracts, for cause, and replaced Salvatore Vergopia as general manager of Hometown's Westwood Lincoln-Mercury dealership.

According to the company, Hometown suffered significant losses at its Westwood operations during calendar year 2000 as a result of the sale and transfer of title of limousines (worth approximately $850,000) to a defaulting customer and as a result of Westwood's management having set unrealistic residual values on the recourse sales of automobiles. Hometown believes these actions arose from mismanagement and dereliction of duty by the dismissed officers and, together with other improper actions by these officers, provided a legal basis for their dismissals.

In response to their dismissal and the termination of their employment contracts, the dismissed officers and Janet Vergopia filed a civil complaint with the Superior Court of New Jersey, Bergen County, against Hometown, its directors, officers and certain major stockholders alleging breach of their employment agreements and the original combination agreement among the Hometown constituent dealerships and other wrongful conduct, including age discrimination and breach of fiduciary duty and seeking reinstatement, compensatory, consequential and punitive damages, in an unspecified amount, back pay and front pay, injunctive and other legal and equitable relief. Hometown intends to vigorously defend the action brought by the Vergopia's and will seek recovery from the Vergopia's for their misconduct.

"Westwood Lincoln-Mercury is one of the highest volume dealerships in the New York region and proper management of its sale and credit procedures, inventory levels and day-to-day operations is critical to Hometown," said Corey Shaker, president and chief executive officer of Hometown. "We felt dismissal of the Vergopia's was necessary and appropriate to meet these goals."

                                 About Hometown

Hometown Auto Retailers sells new and used cars and light trucks, provide maintenance and repair services, sells replacements parts and provides related financing, insurance and service contracts through 10 dealerships located in Connecticut, Massachusetts, New York and Vermont. Hometown's dealerships offer 13 American and Asian automotive brands, including Chevrolet, Chrysler, Daewoo, Dodge, Ford, Isuzu, Jeep, Lincoln, Mazda, Mercury, Oldsmobile, Plymouth and Toyota. It is active in two "niche" segments of the automobile market: the sale of Lincoln Town Cars and limousines to livery car and livery fleet operators and the maintenance and repair of cars and trucks at a Ford and Lincoln Mercury factory authorized free-standing service center.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Hometown's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

                                      # # #


                                                                               3